Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

ENRANGE LLC

W. CHRISTOPHER DULIN

WILLIAM GIBSON

DAVID ASHBURN

and

MAGNETEK, INC.

dated as of

February 4, 2008

i

		Page

8.9	Waiver; Remedies Cumulative	46

8.10	Joint Preparation	47

8.11	Dates and Times	47

8.12	Execution of Agreement	47

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of February 4, 2008, is made by and between Enrange LLC, a Pennsylvania limited liability company (“Seller”), W. Christopher Dulin, an individual residing in the State of Pennsylvania, William Gibson, an individual residing in the State of West Virginia, and David Ashburn, an individual residing in the State of West Virginia (collectively, the “Seller Members”), and Magnetek, Inc., a Delaware corporation (“Buyer”).  Seller, the Seller Members and Buyer are sometimes referred to herein collectively as the “Parties” and each individually as a “Party”.

RECITALS

A.            Seller is in the business of developing, designing, manufacturing, marketing and selling wireless radio remote controls for the material handling, industrial, hydraulic, and rock mining industries (the “Business”).

B.            Seller wishes to sell, and Buyer wishes to purchase, the Business and the assets of Seller used in the conduct of the Business, and Buyer is prepared to assume certain specified operating liabilities with respect to the Business, in each case for the consideration and on the terms and conditions set forth in this Agreement.

C.            The Seller Members are the holders of all of the outstanding equity interests in Seller and will benefit from the sale of the Business and substantially all of Seller’s assets.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including in the Schedules attached hereto), the following terms shall have the respective meanings indicated below.

“Accounts Receivable” means all trade and other accounts receivable and other rights to payment from past or present customers and other account debtors of Seller arising or accruing exclusively in connection with the Business, and the full benefit of all security for such accounts or rights to payment, including all trade, vendor and other accounts receivable representing amounts receivable in respect of goods sold or services rendered to customers of the Business or in respect of amounts refundable or otherwise due to Seller from vendors, suppliers or other Persons exclusively in connection with the Business.

“Advanced Radiotech Corporation Marketing and Sales Agreement” means the Marketing and Sales Agreement by and between Seller and Advanced Radiotech Corporation, dated as of June 20, 2007.

“Affiliate” of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Asset Purchase Agreement, including the Schedules and Exhibits attached hereto, as may be amended from time to time in accordance with the provisions hereof.

“Applicable Law” means, with respect to any Person, any constitution, treaty, statute, law (including common law), rule, regulation, ordinance, code, or any Permit, order, decision, injunction, judgment, award, decree or agreement of or with any Governmental Authority, in any such case to the extent applicable to such Person or any of its Affiliates or any of their respective assets and/or businesses.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and each other bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, sick leave, salary continuation, workers’ compensation, welfare, supplemental unemployment, profit-sharing, pension or retirement plan, program, agreement or arrangement that is sponsored, maintained or contributed to by Seller or an ERISA Affiliate or under which Seller or an ERISA Affiliate has any liability.  For the purposes of this definition, an “ERISA Affiliate” means an incorporated or unincorporated trade or business that together with Seller is treated as a single employer under Section 414 of the Code.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Menomonee Falls, Wisconsin or Canonsburg, Pennsylvania are permitted or required by Applicable Law to close.

“Centra Line of Credit” means the Line of Credit by and between Seller and Centra Bank, dated July 25, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copyrights” the meaning given in the definition of Intellectual Property.

“Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with any Person.

“Contemplated Transactions” means the transactions contemplated under this Agreement to occur at Closing.

“Contract” means any contract, agreement, purchase or sale order, invoice, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Effective Time” means 11:59 p.m. on the date immediately preceding the Closing Date.

“Employee” means any full-time or part-time employee of Seller (including any member of management) who is employed primarily in connection with the conduct of the Business.

“Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, lease, sublease, license, easement, covenant, encroachment, title defect, option, right of first refusal or other restriction or limitation of any nature whatsoever.

“Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any and all claims, costs, damages, expenses, Liabilities and/or other responsibility or potential responsibility arising from or under any Environmental Law or Occupational Safety and Health Law (including compliance therewith).

“Environmental Laws” mean all Applicable Laws, regulations, standards, requirements, ordinances, policies, guidelines, orders, approvals, notices, permits or directives, or parts thereof, pertaining to environmental or occupational health and safety matters, in effect as at the date hereof, including laws and regulations relating to releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Equipment” means all vehicles, machinery, equipment, tools, furniture, office equipment, computer hardware (including peripherals), fixtures, leasehold improvements, dies, tooling, appliances, spare parts, supplies, materials and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller for use in the conduct of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America as determined by the Financial Accounting Standards Board from time to time applied on a consistent basis as of the date of any application thereof.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or of any foreign country, or any court, tribunal or arbitrator(s) of competent jurisdiction, any self-regulatory organization or any Indian tribal authority.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Substance in, on, under, about or from any facility (including any Leased Real Property) or other real property owned, leased, operated or otherwise used by Seller, whether or not in connection with the conduct of the Business, or from any other asset of Seller, into the Environment, beyond what is authorized by applicable Environmental Laws.

“Hazardous Substance” means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal or remediation or for which there are restrictions pursuant to any Environmental Law regarding its use or disposal, under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “toxic substance,” “toxic material,” “pollutant,” or “hazardous substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

“Intellectual Property” means all intellectual property owned, licensed (as licensee) or otherwise used by Seller arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet URL addresses, corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) all copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of Seller, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software; and (vi) all other Technology.

“Inventories” means all product inventories of Seller, including finished goods, supplies, scrap, work in process and raw materials to be used or consumed by Seller in the production of finished goods.

“IRS” means the Internal Revenue Service.

“Knowledge” means:

(a)           when used to qualify a representation, warranty or other statement of Seller or the Seller Members in this Agreement, (i) the knowledge that any Seller Member actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that any Seller Member could reasonably be expected to have as a prudent and responsible manager of Seller and the Business after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement; and

(b)           when used to qualify a representation, warranty or other statement of Buyer in this Agreement, (i) the knowledge that any of David P. Reiland, Marty Schwenner or Jolene Shellman actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that any David P. Reiland, Marty Schwenner or Jolene Shellman could reasonably be expected to have as a prudent and responsible manager of Buyer after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” has the meaning given in the definition of Intellectual Property.

“Material Adverse Effect” means a material adverse effect on the Business and assets of Seller, taken as a whole, that is so substantial and adverse as to fundamentally impair the value to Buyer of the Business and the Purchased Assets (taken as a whole); provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred:  (i) any general social, political or economic condition or event, the effects of which are not specific or unique to the Business or the industry in which it operates, including stock market fluctuations, acts of war or terrorism or the consequences of any of the foregoing; (ii) the general conditions of the industry in which the Business operates, including any change in such conditions; (iii) any change in currency exchange rates or interest rates; or (iv) any change in any Applicable Law.

“Net Working Capital” means, as of the Effective Time, the amount by which the current assets of Seller included in the Purchased Assets exceeds the current liabilities of Seller included in the Assumed Liabilities (as the terms “current assets” and “current liabilities” are defined under GAAP).

“Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any Applicable Law designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decision, finding, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Patents” has the meaning given in the definition of Intellectual Property.

“Permit” means, with respect to any Person, any license, permit, registration, Consent, certificate, order, approval or other authorization required by any Governmental Authority for such Person to lawfully (i) own, lease or use a particular asset, (ii) occupy, access or use particular real property, or (iii) conduct a particular business or other activity.

“Permitted Encumbrance” means (i) any statutory Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings; (ii) any zoning, planning or other similar limitation or restriction, including rights of any Governmental Authority, to regulate any property or asset owned, leased or otherwise used by Seller, or (iii) any matter of public record or matter disclosed or disclosable by a survey.

“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority, or other unincorporated entity or organization.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or lawsuit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Target Net Working Capital” means $768,136.

“Tax” means any federal, state, county, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, transfer, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, registration, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by Seller or any Seller Member in connection with the Business.

“Third Party” means a Person that is not a Party or an Affiliate of a Party, and is not acting in the capacity as agent for a Party or any of its Affiliates.

“Third Party Claim” means any claim against any Indemnitee by a Third Party, whether or not involving a Proceeding.

“Trade Secrets” the meaning given in the definition of Intellectual Property.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, and the term “Treasury Regulation” followed by a particular § number reference means that particular section or subsection of the Treasury Regulations.

1.2           Terms Defined in Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the Sections or paragraphs of this Agreement indicated alongside such terms:

Term	Section

Assigned Contracts	2.1(e)
Assignment and Assumption Agreement	2.7(d)

Term	Section

Assumed Liabilities	2.3(a)
Assumed Payables	2.3(a)(i)
Bill of Sale	2.7(c)
Buyer	Introductory Paragraph of Agreement
Buyer Closing Documents	4.2
Buyer Indemnitees	7.2
Claims Cap	7.7(a)
Claims Period	7.4
Closing	2.6
Closing Date	2.6
Closing Payment	2.4(a)
Closing Statement	2.5(b)
Confidential Information	5.4(a)
Earnout Payments	2.4(c)
Employment Agreement	5.9(a)
Encumbered Assets	2.9
Excluded Assets	2.2
Financial Statements	3.6
Indemnitee	7.5(a)
Indemnitor	7.5(a)
IRS	3.23(b)(ii)
Lease Assignment	2.7(g)
Leased Real Property	3.13(b)
Losses	7.2
Independent Accountants	2.5(c)
Paying Party	6.3
Party and Parties	Introductory Paragraph of Agreement
Promissory Note	2.4(b)
Protected Term	5.6(a)
Protected Territory	5.6(b)
Purchased Assets	2.1
Purchase Price	2.4
Non-Paying Party	6.3
Real Property Lease	3.13(c)
Retained Liabilities	2.3(b)
Seller	Introductory Paragraph of Agreement
Seller Indemnitees	7.3
Seller Closing Documents	3.2
Straddle Period Tax	6.3
Transferred Employees	5.9(b)

ARTICLE 2
SALE AND PURCHASE OF ASSETS

2.1           Sale and Purchase of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrance other than the Permitted Encumbrances, all legal and beneficial right, title and interest in and to the real and personal property and assets owned by Seller and used or otherwise arising in connection with the conduct of the Business (collectively, the “Purchased Assets”), including the following, but excluding in all cases the Excluded Assets:

(a)           all Equipment, including the Equipment described on Schedule 2.1(a);

(b)           all Inventories;

(c)           all Accounts Receivable;

(d)           all prepaid expenses, deposits, credits with, and refunds due from, vendors or suppliers to the Business, to the extent relating to any Assigned Contract;

(e)           all of Seller’s rights under the Contracts listed on Schedule 2.1(e) (collectively, the “Assigned Contracts”);

(f)            all Permits of Seller exclusively relating to the Business or any of the Purchased Assets, in each case to the extent transferable to Buyer by their terms or otherwise under Applicable Law;

(g)           the telephone and facsimile numbers of Seller listed on Schedule 2.1(g);

(h)           all guarantees, warranties, warranty rights, indemnities, claims and similar rights of Seller relating to the Purchased Assets or the Business, whether choate or inchoate, known or unknown, contingent or non-contingent, and all related claims, credits, rights of recovery and set off;

(i)            all Intellectual Property, including the items listed on Schedule 2.1(i);

(j)            all other intangible rights and property of Seller relating to the Business, including going concern value and goodwill; and

(k)           originals or copies of all data and records related to the operation of the Business or the ownership or use of the Purchased Assets, including applicable customer records, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, accounting records, promotional materials, correspondence and other similar documents and records and, subject to Applicable Law, copies of all personnel records for the Employees hired by Buyer pursuant to Section 5.9(a), but excluding the corporate records of Seller specified in Section 2.2(g).

2.2           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following property and assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)           all cash and cash equivalents, investments, securities, rights to offset and other similar financial assets of Seller, whether or not relating to the Business;

(b)           any claim by Seller for any refund of Taxes in connection with the Business or any of the Purchased Assets with respect to any period ending on or before the Closing Date, and the proceeds of any such claim;

(c)           Seller’s rights under this Agreement and any ancillary document or agreement contemplated hereby to which Seller is a party or under which Seller has any right;

(d)           Seller’s rights under any Contract that is not an Assigned Contract;

(e)           all insurance policies of Seller and the rights thereunder, whether or not maintained for the Business or the Purchased Assets;

(f)            any Benefit Plan of Seller, and any assets underlying, payable or distributable under any such Benefit Plan;

(g)           the Certificate of Incorporation, Bylaws, minute books and other corporate records of Seller; and

(h)           the other specified property and assets (if any) listed on Schedule 2.2(h).

2.3           Liabilities.

(a)           Assumed Liabilities.  At the Closing, but effective as of the Effective Time, Buyer shall assume and take exclusive responsibility for, and hereby agrees to satisfy and discharge in accordance with their respective terms, the following Liabilities of Seller that exclusively relate to the Purchased Assets or the Business (such Liabilities being the “Assumed Liabilities”):

(i)            Seller’s trade and vendor accounts payable incurred in the ordinary course of the Business and unpaid as of the Effective Time (the “Assumed Payables”), it being understood and agreed that such Assumed Payables shall not include any of Seller’s or any Seller Member’s costs incurred in connection with the negotiation of this Agreement or with the consummation of the Contemplated Transactions, including fees and expenses of legal and other professional advisors;

(ii)           Seller’s ongoing payment and performance obligations under the Assigned Contracts, but only to the extent that such obligations first accrue, arise or exist after the Effective Time and are not based on or do not relate to any breach by or outstanding obligation of Seller arising, occurring or existing before the Effective Time; and

(iii)          to the extent Seller makes payment towards or pays off the Centra Line of Credit on the Business Day immediately preceding the Closing Date, Buyer shall reimburse Seller for such amount at the Closing.

(b)           Retained Liabilities.  The Retained Liabilities shall remain the exclusive responsibility of, and shall be retained, paid, performed and discharged exclusively by, Seller in accordance with their respective terms.  Notwithstanding anything to the contrary contained in Section 2.3(a) or elsewhere in this Agreement, “Retained Liabilities” shall mean, collectively, every Liability of Seller other than the Assumed Liabilities.  Without limiting the generality of the foregoing, the Retained Liabilities shall include:

(i)            any Liability under any Assigned Contract that arises, accrues or exists after the Effective Time out of or relating to (A) any breach of Seller that occurred before the Effective Time, or (B) any outstanding obligation of Seller that was required to have been satisfied or performed by Seller before the Effective Time (except for accounts payable obligations assumed by Buyer pursuant to Section 2.3(a)(i));

(ii)           any Liability under any contract or agreement not included in the Assigned Contracts;

(iii)          except as provided in Section 2.3(a)(iii), any Liability of Seller under any note, loan, borrowing arrangement, debt financing, credit facility, capital lease (except as included in the Assigned Contracts), financial or performance guaranty, surety, indemnity or bond, or any security interest related to any of the foregoing;

(iv)          any Liability of Seller for any Tax relating to or arising in connection with the operation of the Business or ownership of the Purchased Assets by Seller before the Effective Time;

(v)           any Environmental, Health and Safety Liability arising out of or relating to the operation of the Business prior to the Effective Time or the leasing, ownership or operation of any asset (including any real property) by Seller, whether or not included in the Purchased Assets;

(vi)          any Liability arising out of or relating to any Employee grievance or claim against Seller (including any director, officer or other Employee thereof), any Seller Member or any prior member of Seller, whether or not the Employee involved with such grievance or claim is hired by Buyer;

(vii)         any Liability relating to any Benefit Plan of Seller or any payroll, sick leave or pay, workers’ compensation, unemployment benefits, or other benefits or compensation of any kind for Seller’s directors, former directors, officers, managers, Employees or former Employees;

(viii)        any Liability under any employment, severance, retention or termination agreement with any present or past director, officer, manager, member or Employee of Seller;

(ix)           any Liability of Seller to defend, indemnify, hold harmless or reimburse any Person, including any present or former director, officer, manager, member, Employee or agent of Seller, except to the extent such Liability is expressly included in an Assigned Contract (and then only to the extent that such Liability arises in connection with acts, omissions, facts, events or circumstances first existing, accruing or arising after the Effective Time);

(x)            any Liability of Seller to any Affiliate or to any Seller Member or any prior member of Seller, including any and all debt amounts payable by Seller to any Affiliate or any Seller Member;

(xi)           any Liability of Seller to distribute to any Person (including any Seller Member or any prior member of Seller) or otherwise apply all or any part of the Purchase Price received by Seller hereunder;

(xii)          any Liability of Seller arising out of (A) any past Proceeding or any Proceeding underway or pending as of the Effective Time by or against Seller, any Seller Member or any prior member of Seller, or any Affiliate thereof, or (B) any Proceeding commenced after the Effective Time that relates to any act, omission, occurrence or event happening, or any fact or circumstance existing, before the Effective Time;

(xiii)         any Liability of Seller arising out of or resulting from non-compliance with any Applicable Law or Order by Seller, any Seller Member or any prior member of Seller;

(xiv)        any Liability of Seller under this Agreement or under any Seller Closing Document, Buyer Closing Document or other document or agreement contemplated thereby; and

(xv)         any Liability of Seller based upon or arising from the acts or omissions of Seller or any Seller Member occurring after the Effective Time.

2.4           Purchase Price.  In consideration for the Purchased Assets and Seller’s and the Seller Members’ covenants under Section 5.3, in addition to Buyer’s assumption of the Assumed Liabilities, Buyer shall pay to Seller the sum of $2,500,000, plus the aggregate amount of Earnout Payments (as defined below), minus the amount, if any, by which the Net Working Capital as determined pursuant to Section 2.5 is less than the Target Net Working Capital (collectively, the “Purchase Price”).  Buyer shall pay the Purchase Price to Seller in the following manner:

(a)           At the Closing, Buyer shall pay to or for the account of Seller by wire transfer of immediately available funds $1,750,000.00 (the “Closing Payment”).

(b)           At the Closing, Buyer shall deliver to Seller a Promissory Note, in the form attached hereto as Exhibit A (the “Promissory Note”), for the principal amount of $750,000, which shall be payable in full by Buyer on the first anniversary of the Closing Date, subject to  Section 7.9.

(c)           Subject to Section 7.9, Buyer shall pay to or for the account of Seller, within ninety (90) days after the end of each Fiscal Year (as defined below), through and including the Fiscal Year ending June 28, 2010, in immediately available funds (by wire transfer to a bank account designated by the Seller), the amount determined in accordance with the Earnout Schedule attached hereto as Exhibit B (each, an “Earnout Payment”).  “Fiscal Year” shall mean the fifty-two (52) or fifty-three (53) week period commencing on the Monday following the Sunday that is nearest to June 30th and ending on the Sunday that is nearest June 30th of each year.  The first Fiscal Year is the 2008 Fiscal Year, ending June 29, 2008.

2.5           Net Working Capital Adjustment.  For purposes of Section 2.4, the Target Net Working Capital and Net Working Capital shall be determined as follows:

(a)           Exhibit C attached hereto sets forth pro forma balance sheets of Seller as of the Effective Time and the methodology for calculating the Net Working Capital based thereon.

(b)           Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s determination of the Net Working Capital based on the financial and other records of the Business, which determination shall be made in a manner consistent with the calculation set forth on Exhibit C.  Seller shall have thirty (30) days from the date of its receipt of the Closing Statement to review Buyer’s determination of the Net Working Capital set forth in the Closing Statement.  Buyer shall provide Seller with reasonable access to Buyer’s books and records to the extent relevant to verifying Buyer’s determination of the Net Working Capital.  Upon completion of its review (and in any event within the required thirty (30)-day period), Seller shall deliver to Buyer written notice of Seller’s acceptance or rejection of Buyer’s determination of the Net Working Capital, including, in the case of any such rejection, an explanation of the reason for such rejection.  If Seller fails to deliver any such written notice to Buyer within such thirty (30)-day period, Seller shall be deemed to have accepted Buyer’s determination of the Net Working Capital, in which event Buyer’s determination of the Net Working Capital shall be final, binding and conclusive on the Parties.

(c)           If Seller delivers written notice to Buyer under Section 2.5(b) of Seller’s rejection of Buyer’s determination of the Net Working Capital as set forth in the Closing Statement (which notice of rejection must contain reasonable details as to the basis of such rejection), Seller and Buyer shall promptly (and in any event within ten (10) Business Days) cause their respective Representatives to confer with each other with a view to resolving such matter.  If such Representatives are unable to resolve such matter within thirty (30) days after the date of delivery of Seller’s notice of rejection to Buyer, Seller and Buyer shall refer the dispute to a mutually acceptable firm of independent public accountants (the “Independent Accountants”) for review and final determination of the Net Working Capital.  The Independent Accountants may request of Seller and Buyer such documents and information as may be necessary or appropriate for proper determination of the matter, and Seller and Buyer shall cooperate reasonably to promptly satisfy any such request.  The determination by the Independent Accountants of the Net Working Capital, shall be final, binding and conclusive on Seller and Buyer.  The costs of the Independent Accountants in undertaking such review and determination shall be shared equally by Seller and Buyer.

(d)           Within five (5) Business Days after the Net Working Capital is finally determined:

(i)            if the Net Working Capital is less than the Target Net Working Capital, the Purchase Price shall be deemed to be adjusted downwards on a dollar-for-dollar basis by the amount of such shortfall, and Seller shall (and the Seller Members shall cause Seller to) forthwith pay the amount of such shortfall to Buyer by wire transfer of immediately available funds; and

(ii)           if the Net Working Capital exceeds the Target Net Working Capital, the Purchase Price shall not be adjusted.

2.6           Closing.  The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Buyer at N49 W 13650 Campbell Drive, Menomonee Falls, Wisconsin 53051, commencing at 10:00 a.m. (local time) on February 4, 2008 (the “Closing Date”), or at such other time and place as Seller and Buyer may agree.

2.7           Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)           a certificate of good standing of Seller dated not more than ninety (90) days before the Closing Date issued by the Secretary of State of Pennsylvania;

(b)           a copy, certified by an executive officer of Seller, of the resolutions of the Seller Members authorizing and approving (i) Seller’s execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions, and (ii) the change of Seller’s name in accordance with the provisions of Section 5.10;

(c)           a general bill of sale for all of the Equipment, Inventories and other tangible personal property included in the Purchased Assets, in form and substance reasonably acceptable to Buyer (the “Bill of Sale”), duly executed by Seller;

(d)           an assignment of the Accounts Receivable, Assigned Contracts, Permits (to the extent transferable to Buyer by their terms or under Applicable Law), Intellectual Property and other intangible personal property included in the Purchased Assets, in form and substance reasonably acceptable to Buyer, which assignment shall also contain

Buyer’s assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;

(e)           intentionally left blank;

(f)            intentionally left blank;

(g)           an assignment of Seller’s rights under the Real Property Lease, in form and substance reasonably acceptable to Buyer, which assignment shall also contain Buyer’s assumption of Seller’s obligations under the Real Property Lease (the “Lease Assignment”), duly executed by Seller and the landlord under the Real Property Lease;

(h)           written consents of all Third Parties necessary for the assignment and assumption of the agreements listed on Schedule 2.7(h);

(i)            the Employment Agreement, duly executed by W. Christopher Dulin;

(j)            the documents and records related to the Business and the Purchased Assets referred to in Section 2.1(k); and

(k)           such other documents and instruments as Buyer may reasonably require to further and give effect to the Contemplated Transactions.

2.8           Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)           a copy, certified by an officer of Buyer, of resolutions of the directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(b)           the Assignment and Assumption Agreement, duly executed by Buyer;

(c)           the Lease Assignment, duly executed by Buyer;

(d)           the Closing Payment, subject to the provisions of Section 2.9;

(e)           the Employment Agreement, duly executed by Buyer; and

(f)            such other documents and instruments as Seller may reasonably require to further and give effect to the Contemplated Transactions.

2.9           Payoff of Creditors.  Except for the Assumed Liabilities, including but not limited to any equipment leases included in the Assigned Contracts, and except for any other Permitted Encumbrance, Seller shall be required, at or before the Closing, at its sole cost, to buy out, settle and discharge any equipment lease, lease purchase contract, installment sale contract, loan agreement or other agreement or arrangement that creates, provides for or gives rise to any Encumbrance on any of the Purchased Assets (the “Encumbered Assets”) so that Seller is able to convey clear title to the Encumbered Assets to Buyer at the Closing, free and clear of any further payment obligations or other Encumbrances.  At least three (3) Business Days before the Closing Date, Seller shall obtain from all applicable lessors or creditors, and deliver to Buyer, payout statements for all amounts owing by Seller in respect of the Encumbered Assets as of the Closing Date.  At the Closing, Buyer shall be entitled, and Seller hereby authorizes and directs Buyer, to pay applicable portions of the Closing Payment directly to such lessors or creditors on Seller’s behalf so as to fully buy out, settle and discharge all amounts owing to such lessors or creditors in respect of the Encumbered Assets.  Any payments by Buyer to such lessors or creditors of Seller shall be deemed to constitute payments by Buyer to Seller for purposes of satisfaction of Buyer’s payment obligations under Section 2.4(a).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER MEMBERS

Seller and the Seller Members acknowledge that Buyer is relying on the accuracy of the representations and warranties contained in this Article 3 and that such representations and warranties are given in order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions.  Accordingly, as between Seller and the Seller Members, collectively, both jointly and severally represent and warrant to Buyer, and, as among the Seller Members, each severally represents and warrants to Buyer, as follows:

3.1           Organization and Authority of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, with full limited liability company power and authority to own its properties and to carry on its business as now being conducted and as presently intended to be conducted.  Seller is not registered to do business as a foreign limited liability company in any state or other jurisdiction, as neither the ownership or use of the properties owned or used by it, nor the nature of the activities conducted by it, requires such registration.

3.2           Authorization of Agreement.  The execution and delivery by Seller of this Agreement and each other agreement or instrument to be executed and delivered by Seller at Closing and the performance of the Contemplated Transactions by Seller have been duly authorized by all necessary limited liability company action by Seller, and no other action on the part of Seller is necessary to authorize this Agreement or any such other agreement or instrument or to consummate the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by Seller and the Seller Members and constitutes a valid and binding obligation of Seller and the Seller Members, enforceable against Seller and the Seller Members in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.  Upon their execution and delivery at Closing by Seller, the Bill of Sale, Assignment and Assumption Agreement, Lease Assignment and other agreements and instruments to be executed and delivered by Seller at Closing pursuant to this Agreement (collectively, the “Seller Closing Documents”) shall constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

3.3           No Conflicts.  Neither the execution and delivery by Seller of this Agreement or any of the Seller Closing Documents nor the consummation or performance of any of the Contemplated Transactions does or shall, directly or indirectly (with or without notice or lapse of time):

(a)           violate any provision of the certificate of organization, operating agreement or other governing documents of Seller, or contravene any resolution adopted by the members of Seller;

(b)           breach any Applicable Law or Order to which Seller, any Seller Member, the Business or any of the Purchased Assets is subject or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Seller, any Seller Member, the Business or any of the Purchased Assets is subject;

(c)           contravene, conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by or on behalf of Seller and that relates to the Business or any of the Purchased Assets;

(d)           cause Buyer (or any Affiliate thereof) to become subject to, or to become liable for the payment of, any Tax that is not contemplated by this Agreement or that would not be the reasonably contemplated result of the Contemplated Transactions;

(e)           breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Seller or any Seller Member is a party or by which Seller or any Seller Member is bound (including any Assigned Contract); or

(f)            result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets.

3.4           Notices and Consents.  Except as set forth under on Schedule 3.4, Seller is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

3.5           Seller and Seller Members.  The Seller Members are the only members of Seller.  Seller has delivered to Buyer a complete copy of the certificate of organization and there is no operating agreement of Seller.

3.6           Financial Statements.  Seller has provided to Buyer correct and complete copies of the unaudited financial statements of Seller as of and for the fiscal years ended December 31, 2006 and 2005 and copies of the unaudited, monthly consolidated financial statements of Seller as of and for each completed monthly period ended after December 31, 2006, including in each case a balance sheet, a statement of income and retained earnings, a statement of changes in shareholders’ equity and a statement of cash flows (the “Financial Statements”).  The Financial

Statements have been prepared from and are in accordance in all material respects with the accounting records of Seller, and fairly present in all material respects the financial condition and results of operations of Seller and the Business as of the respective dates of and for the periods referred to therein.

3.7           Books and Records.  The financial, business and other records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

3.8           No Undisclosed Liabilities.  Except for the Assumed Liabilities and the Retained Liabilities, Seller does not have any obligation or liability (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, whether due or to become due and regardless of when asserted) except for (i) liabilities reflected in the Financial Statements or Seller’s current financial records (copies of all of which have been made available to Buyer), (ii) ongoing performance obligations under Contracts that are not required by GAAP to be reflected in the Financial Statements, (iii) current liabilities incurred in the ordinary course of business of Seller since the date of the most recent balance sheet included in the Financial Statements, and (iv) Liabilities set forth on Schedule 3.8.

3.9           Title to Purchased Assets; Encumbrances.  Except for (i) the Encumbrances listed under Part 1 of Schedule 3.9, all of which shall be discharged by Seller before or in connection with the Closing, and (ii) any other Permitted Encumbrance, Seller has good and marketable title (or a valid leasehold interest with respect to leased assets) to all of its assets and properties free and clear of any Encumbrance.  Except for assets or property leased by Seller under written lease agreements, Seller is not in possession of any property or asset that is owned by any other Person, and no such property or asset is included in the Purchased Assets.  Except as listed under Part 2 of Schedule 3.9, and except for Inventories in transit to or from customers or suppliers, no Third Party is in possession of any asset or property of the Seller.

3.10         Sufficiency of Assets.  Except for the Excluded Assets, the Purchased Assets constitute all of the property and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller.

3.11         Condition of Equipment.  Each item of Equipment owned or leased by Seller is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business, is free from apparent defects and is being operated and maintained in all material respects in accordance with prescribed operating instructions necessary to ensure the effectiveness of Equipment warranties and/or service plans, and (ii) no item of Equipment owned or leased by Seller is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.  All Equipment owned or leased by Seller is, and immediately before the Closing shall be, in the possession or under the control of Seller.

3.12         Inventories.  Except as set forth on Schedule 3.12, all items included in the Inventories consist of a quality and quantity usable or saleable in the ordinary course of business of Seller, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements.  All of the

Inventories have been valued at the lower of cost or net realizable value.  Inventories now on hand that were purchased after the date of the most recent balance sheet included in the Financial Statements were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  Seller has provided Buyer with a complete and accurate list of Inventories current to within five (5) days of the date of this Agreement.

3.13         Real Property.

(a)           Seller does not own any interest in real property.

(b)           The real property described on Schedule 3.13(b) (the “Leased Real Property”) constitutes the only real property leased by Seller as tenant or otherwise occupied or used by Seller in the conduct of the Business.  The Leased Real Property, including buildings, fixtures and other improvements thereon, are in good operating condition and repair, ordinary wear and tear excepted, and is not in need of repair other than as part of routine maintenance in the ordinary course of business.  To the Knowledge of Seller and the Seller Members, all buildings, structures, improvements and fixtures on the Leased Real Property are in material compliance with all Applicable Laws, including Occupational Safety and Health Laws.

(c)           Seller has provided Buyer with a complete copy of the real property lease for the Leased Real Property, including all amendments and supplements thereto (the “Real Property Lease”).  Seller has not entered into any agreement, arrangement or understanding with any landlord (including any predecessor landlord) under the Real Property Lease, written or oral, that in any way alters or affects the express terms and conditions of such Real Property Lease.  The legal and other descriptions of Leased Real Property contained in each Real Property Lease are accurate and complete.

(d)           Seller has a valid and enforceable leasehold interest under the Real Property Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).  Seller has not granted to any Person any sublease, license, easement or other right to use or access any part of the Leased Real Property, nor has Seller suffered to exist any unauthorized use or occupancy of any part of the Leased Real Property by any Person.  The Real Property Lease is in full force and effect, and Seller is not in default thereunder, and no condition exists that with notice or lapse of time, or both, would constitute a default by Seller under the Real Property Lease.  To the Knowledge of Seller and the Seller Members, no other party to the Real Property Lease is in default thereunder or has exercised any termination right with respect thereto.  No notice of default or notice of termination has been received by Seller with respect to the Real Property Lease that has not been withdrawn or canceled.

(e)           To the Knowledge of Seller and the Seller Members, there does not exist any actual, threatened or contemplated condemnation or eminent domain Proceeding that affects or could be reasonably expected to affect the Leased Real Property or any part thereof, and Seller has not received any written notice of the intention of any Governmental Authority to undertake any such Proceeding.

(f)            Seller has not made any alteration or caused any damage to the Leased Real Property, ordinary wear and tear excepted, that was not consented to by the applicable landlord and that has resulted in or could reasonably be expected to result in any claim by such landlord against Seller or, following the Closing, Buyer for repair, replacement, remediation, reimbursement or other remedies available to such landlord under the Real Property Lease or under Applicable Law.  Seller does not currently have, nor has it had within the past twelve (12) months, any ongoing dispute or disagreement with any landlord in respect of any obligation of Seller, or such landlord under the Real Property Lease where such dispute has not been fully resolved and settled as of the date hereof.

3.14         Accounts Receivable.  All Accounts Receivable that are reflected in the Financial Statements or in the accounting records of Seller as of the date hereof represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business.  Except to the extent paid before the Closing Date, and except as set forth on Schedule 3.14, such Accounts Receivable are or shall be as of the Closing Date current and collectible net of the respective reserves shown on the most current balance sheet included in the Financial Statements (which reserves are adequate).  Except as disclosed on Schedule 3.14, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Seller has provided Buyer with a complete and accurate list of the Accounts Receivable current to within five (5) days of the date of this Agreement.

3.15         Accounts Payable.  Since December 31, 2006, Seller has satisfied, paid and discharged all of its accounts payable and other current liabilities in a timely manner and in accordance with their respective terms of payment, except (i) for current accounts payable which are not yet delinquent and are properly accounted for in the Financial Statements or Seller’s financial records, and (ii) accounts payable that are the subject of any bona fide dispute.  Any and all such bona fide disputes that are currently unresolved are described on Schedule 3.15.  Seller has provided Buyer with a complete and accurate list of the accounts payable of Seller current to within five (5) days of the date of this Agreement.

3.16         Intellectual Property.

(a)           Schedule 3.16(a) contains a complete and accurate list of all Intellectual Property that is owned or licensed (as licensee) by Seller.

(b)           Except as disclosed on Schedule 3.16(b), (i) all items of Intellectual Property referred to in Section 3.16(a) are in material compliance with formal legal requirements (including, to the extent applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable, (ii) to the Knowledge of Seller and the Seller Members, no item of Intellectual Property is currently being infringed or overtly challenged or threatened in any way by any Person,

(iii) to the Knowledge of Seller and the Seller Members, none of the products or services sold or Trade Secrets used by Seller infringes or has been alleged to infringe any intellectual property right of any other Person, (iv) no Mark of Seller has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller and the Seller Members, no such action is threatened with respect to any of the Marks, and (v) to the Knowledge of Seller and the Seller Members, there is no potentially interfering trademark, trademark application or trade name of any other Person in use or pending.

(c)           With respect to Trade Secrets of Seller, the documentation relating to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets.  Seller has good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to the Knowledge of Seller and the Seller Members, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.

(d)           Schedule 3.16(d) contains a complete and accurate list of all material licenses, sublicenses, consents and other Contracts (whether written or otherwise) (i) pertaining to any Intellectual Property (other than commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat)), and (ii) by which Seller licenses or otherwise authorizes a Third Party to use any Intellectual Property.  Neither Seller nor, to the Knowledge of Seller and the Seller Members, any other Person is in breach of or default under any such license or other agreement, and each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.  Except with respect to licenses of commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat), Seller is not required or obligated to make any payment by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other Third Party, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

(e)           No Seller Member and no present or former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned or used by Seller.  To the Knowledge of Seller and the Seller Members, no Employee, consultant or independent contractor of Seller is, as a result of or in the course of such Employee’s, consultant’s or independent contractor’s engagement by Seller, in default or breach of any material term of any employment agreement, non-disclosure agreement, invention assignment agreement or similar agreement.

(f)            The consummation of the Contemplated Transactions will not result in the loss or impairment of Buyer’s right to own or use any of the Intellectual Property.

(g)           The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use by Seller, including all computer hardware, Software,

firmware and telecommunications systems, perform reliably and in material conformance with the appropriate specifications or documentation for such systems.

3.17         Agreements, Contracts and Commitments.

(a)           Schedule 3.17(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of the following outstanding contracts (including all amendments and supplements thereto) to which Seller is a party or by which Seller is bound (the “Material Contracts”):

(i)            each Contract for the sale of goods or performance of services by Seller having an actual or anticipated value to Seller of at least $50,000 in any twelve (12)-month period, including individual purchase orders;

(ii)           each Equipment lease, lease-purchase agreement, installment sale Contract or other similar Contract;

(iii)          each maintenance Contract, service plan, warranty or other Contract relating to any of the owned or leased Equipment or to the maintenance of the Leased Real Property where such Contract has a value or cost to Seller of at least $25,000 in any twelve (12)-month period;

(iv)          each Contract with Third Party consultants or other service providers of Seller, other than Seller’s legal, financial and accounting advisors, where such Contract has a value or cost to Seller of at least $25,000 in any twelve (12)-month period;

(v)           each Contract, other than Seller’s operating agreement, involving a sharing of profits, losses, costs or liabilities by Seller with any other Person, including any joint venture agreement;

(vi)          each Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business, to compete with any Person or to solicit any Person for business, employment or other purposes;

(vii)         each Contract or instrument that creates, gives rise to or otherwise contemplates any Encumbrance over or in respect of any Purchased Asset;

(viii)        each Contract with any dealer, distributor, marketer or sales representative; and

(ix)           each Contract with any Governmental Authority.

(b)           Except as set forth on Schedule 3.17(b):

(i)            each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy,

insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity);

(ii)           Seller is in material compliance with all applicable terms and requirements of each Material Contract, and to the Knowledge of Seller and the Seller Members, each other Person that is a party to or bound by any Material Contract is in material compliance with all applicable terms and requirements thereof;

(iii)          no event has occurred or circumstance exists under or by virtue of any Material Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance, other than a Permitted Encumbrance, affecting any of the Purchased Assets;

(iv)          Since December 31, 2006, Seller has not given to or received from any other Person any written notice regarding any actual or alleged breach of any Material Contract or any notice announcing, contemplating or threatening termination or cancellation of any Material Contract; and

(v)           there are presently no renegotiations of, attempts to renegotiate or outstanding rights of any Person to renegotiate any material provision (including fees or other payment amounts) under any Material Contract and no such Person has made any written demand to Seller or any representative thereof for such renegotiation.

3.18         Material Customers and Suppliers.

(a)           Schedule 3.18(a) sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Seller, taken as a whole, as measured by the dollar amount of purchases thereby or therefrom, during each of the fiscal years ended December 31, 2006 and 2005 and year-to-date in respect of the fiscal year ending December 31, 2007, showing the approximate total sales by Seller to each such customer and the approximate total purchases by Seller from each such supplier, during such period.

(b)           Except as otherwise set forth on Schedule 3.18(b), since December 31, 2006, (i) no customer or supplier listed or required to be listed on Schedule 3.18(a) has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller, and (ii) no customer or supplier listed or required to be listed on Schedule 3.18(a) has notified Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller.

3.19         Insurance.  Set forth on Schedule 3.19 is an accurate and complete list and description of all policies of insurance currently held by or on behalf of Seller relating (in whole or in part) to the Business or any of the Purchased Assets.  For all applicable periods dating back to January 1, 2004, there has not been any loss experience under any such policy of insurance or any prior policy of insurance, nor any loss experience during such period that were self-insured by Seller.  Since January 1, 2004, Seller has not received any notice of refusal of insurance coverage that was applied for by or on behalf of Seller relating (in whole or in part) to the Business or any of its properties or assets, any notice of rejection of a claim submitted to Seller’s insurer in connection with the operation of the Business or the ownership of any of Seller’s properties or assets, or any notice of cancellation of any policy of insurance previously issued to Seller relating (in whole or in part) to the Business or any of Seller’s properties or assets.

3.20         Proceedings.  There are no Proceedings pending or, to the Knowledge of Seller and the Seller Members, threatened by or against or affecting Seller, the Business or any of the Purchased Assets.  Neither Seller, the Business nor any Purchased Asset is subject to any Order.  There are no Proceedings pending against or, to the Knowledge of Seller and the Seller Members, threatened in writing against, Seller that questions the validity or legality of this Agreement or any action taken or to be taken by Seller in connection herewith.  To the Knowledge of Seller and the Seller Members, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for, the commencement of any Proceeding referred to in this Section 3.20.

3.21         Employees.

(a)           Schedule 3.21(a) sets forth complete and accurate information regarding the Employees of Seller, including for each such Employee his/her:  (i) name; (ii) title and/or job description; (iii) part-time or full-time status; (iv) annual base salary or hourly wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days; and (ix) if on leave, the status of such leave (including reason for leave and expected return date).  Each Employee is lawfully employed by Seller on the basis of such Employee being a United States citizen, a documented resident alien (i.e., “green card” holder) or a holder of a validly issued work visa or other applicable Permit.

(b)           Since December 31, 2006, with respect to the Employees, there has not been, there is not presently pending or existing, and, to the Knowledge of Seller and the Seller Members, there is not overtly threatened any material charge, grievance Proceeding or other claim against or affecting Seller (or any director, officer, manager or Employee thereof) relating to the actual or alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by any employee, union or other employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority.

(c)           All salaries, wages, commissions and other compensation and benefits payable to each employee of Seller have been accrued and paid by Seller when due for all periods through the date hereof, and, as of the Closing Date, shall have been paid by Seller when due for all periods through the Closing Date, including any stub period payroll obligations resulting from the Closing Date occurring between normal paydays, which payroll obligations are properly accounted for in Seller’s financial records in accordance with GAAP.

3.22         Labor Disputes; Compliance.

(a)           Seller has complied, and is currently complying, in all material respects with all Applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes and occupational safety and health.

(b)           Seller has not been, and is not now, a party to any collective bargaining agreement or other labor Contract.  Since December 31, 2006, there has not been, there is not presently pending or existing, and to the Knowledge of Seller and the Seller Members, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller.  To the Knowledge of Seller and the Seller Members, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute in respect of Seller.  To the Knowledge of Seller and the Seller Members, there is no organizational activity or other labor dispute against or affecting Seller, and no application or petition for an election of or for certification of a collective bargaining agent is pending.  There is not now nor has there been since December 31, 2006 any lock-out by Seller of any Employee (or group thereof), and no such action is currently contemplated by Seller.

3.23         Employee Benefit Matters.

(a)           Schedule 3.23 contains a complete and accurate list of each Benefit Plan.

(b)           With respect to each Benefit Plan:

(i)            Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Seller and the Seller Members, threatened claims and no pending or, to the Knowledge of Seller and the Seller Members, threatened litigation with respect to any Benefit Plan sponsored, maintained or contributed to by Seller that could have an effect on the transactions contemplated by this Agreement.  No audit or investigation by a Governmental Authority with respect to any Benefit Plan that could affect the Contemplated Transactions, result in any Liability of Buyer or result in the imposition of an Encumbrance or other claim against any of the Purchased Assets is pending, nor has Seller received formal notice of any such audit or investigation.  Seller does not have any announced plan or legally binding commitment to create any additional Benefit Plan or to modify any existing Benefit Plan except as otherwise required by Applicable Law that could have an effect on the Contemplated Transactions.

(ii)           Seller’s 401(k) Benefit Plan has received one or more favorable determination letters from the Internal Revenue Service (“IRS”) as to its Tax qualified status under Sections 401(a) and 501(a) of the Code, and to the Knowledge of Seller and the Seller Members, nothing has occurred that would materially impact such Tax qualified status.  Seller has delivered to Buyer a true and complete copy of the most recent IRS determination letter with respect to Seller’s 401(k) Benefit Plan.

(iii)          Seller has delivered to Buyer true, correct, and complete copies of all of the currently effective governing documents for the Benefit Plans, including trust agreements, amendments to Benefit Plan documents or trust agreements, summary plan descriptions, summaries of material modifications, any material written interpretations or descriptions given to participants or others, and any other descriptive material delivered to participants.  Seller also has delivered to Buyer a complete written description of any Benefit Plan that is not in writing.  Seller has delivered to Buyer true, correct and complete copies of all actuarial reports, if applicable, for each Benefit Plan for the most recent Plan Year, as defined in each Benefit Plan.

(iv)          There are no Liabilities, breaches, violations or defaults under any Benefit Plan which would subject the Purchased Assets, Buyer or any of Buyer’s employee benefit plans to any Taxes, penalties or other liabilities.  Seller has never maintained, contributed to, or had any Liability for any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or has been subject to Title IV of ERISA.  Seller has paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed could result in the imposition of an encumbrance against any of the Purchased Assets.

(v)           Neither the acquisition by Buyer of the Purchased Assets nor the employment by Buyer of any Employees of Seller will, directly or indirectly, give rise to any withdrawal Liability or potential withdrawal Liability on the part of Buyer with respect to any Benefit Plan or to which Seller has or has had any obligation to contribute for the benefit of any employees that is a “multiemployer plan” as that term is defined in Section 3(37)(A) of ERISA.

3.24         Taxes.  Except as disclosed on Schedule 3.24:

(a)           Seller has filed all Tax Returns it was required to file prior to the date hereof and paid all Taxes currently due and owing as of the date hereof.  All such Tax Returns were correct and complete in all material respects.  All Taxes accrued but unpaid as of the date hereof are adequately reserved for and properly reflected in the applicable Financial Statements.

(b)           There are no deficiencies proposed as a result of any Tax-related audit of Seller.  There is no Proceeding pending or, to Seller’s Knowledge, threatened by or against Seller relating to Taxes payable or refundable (or alleged to be payable or refundable) by (or to) Seller, and Seller has not received any written notice of any proposed deficiency or Proceeding relating to Taxes or any Tax Return that has not been fully settled or otherwise resolved.  There are no outstanding agreements extending or waiving the statute of limitations applicable to any claim for the collection or assessment or reassessment of Taxes due from Seller.

(c)           With respect to each taxable period for Seller ending prior to the date hereof:

(i)            Seller has not consented to extend the time in which any Taxes payable by or attributable to any Tax Return item of Seller may be assessed or collected by any Taxing Authority, and Seller has not requested or been granted an extension of the time for filing any Tax Return with respect to Taxes payable by or attributable to Seller;

(ii)           there are no Encumbrances on any of the Purchased Assets relating or attributable to Taxes, other than Permitted Encumbrances; and

(iii)          Seller complied with all applicable requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 - 1464, 3401 - 3406, 6041 and 6049) and has within the times and in the manner prescribed by law paid over such amounts to the proper taxing authorities in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party, and all Forms W-2 and 1099 (and state law counterparts thereof) required with respect thereto have been properly completed and timely filed.

3.25         Compliance with Laws.

(a)           Seller has at all times been in compliance in all material respects with all Applicable Laws related to  the conduct of the Business and the ownership and operation of Seller’s property and assets, and has filed with the proper Governmental Authorities all statements and reports required by the Applicable Laws to which Seller or any of its properties or operations are subject.  No claim has been made by any Governmental Authority (and, to the Knowledge of Seller and the Seller Members, no such claim is anticipated) to the effect that the Business or any property or asset owned or used by Seller fails to comply, in any material respect, with any Applicable Law.

(b)           Schedule 3.25(b) contains a complete and accurate list of all Permits (identified by document title or name, issuing authority, identifying number and expiration date, if any) held by or on behalf of Seller that relates in any way to Seller, the Business or any of Seller’s assets.  Such Permits collectively constitute all of the Permits necessary to permit Seller to lawfully operate the Business in the manner in which it is currently operated and to own and use its property and assets in the manner in which they are currently owned and used.  Each Permit listed or required to be listed on Schedule 3.25(b) is valid and in full force and effect.  Seller has not received at any time since December 31, 2006 any written notice from any Governmental Authority or any other Person regarding (i) any actual or alleged breach of any term or requirement of any Permit relating to Seller, or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit.  All applications required to have been filed as of the date hereof for the renewal of any Permit listed or required to be listed on Schedule 3.25(b) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made as of the date hereof with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

3.26         Environmental Matters.  Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies and results of any and all reports, studies, analyses, tests or monitoring results possessed by or reasonably available to Seller pertaining to Hazardous Substances in, on, or under the Leased Real Property, or relating to any of Seller’s other properties and assets, or concerning compliance by Seller with applicable Environmental Laws.  Except as set forth on Schedule 3.26:

(a)           Seller has at all times conducted the Business and operated its assets (including the Leased Real Property, and including off site storage or disposal of any Hazardous Substances from the Leased Real Property), and is currently conducting the Business and operating its assets (including the Leased Real Property, and including off site storage or disposal of any Hazardous Substances from the Leased Real Property) in material compliance with all Environmental Laws;

(b)           Seller has not received any citation, directive, inquiry, notice, order, summons, warning or other written communication alleging any actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any remedial action with respect to the Leased Real Property or any other properties or assets of Seller, or with respect to any other property or facility to or from which Hazardous Substances generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct Seller is responsible have been transported, treated, stored, handled, transferred, disposed, recycled or received;

(c)           to the Knowledge of Seller and the Seller Members, there are no Hazardous Substances present on, in, under or about the Environment at the Leased Real Property or at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, Equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Leased Real Property or such adjoining property, or incorporated into any structure therein or thereon; and

(d)           neither Seller, nor any other Person for whose conduct Seller is responsible, has permitted or conducted any Hazardous Activity on or with respect to the Leased Real Property except in material compliance with all applicable Environmental Laws.

3.27         No Material Adverse Effect.  Since December 31, 2006, except as expressly disclosed in the Financial Statements, in this Agreement or in any other written communication by Seller to Buyer prior to the date hereof, no event has occurred or circumstance arisen that has had a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

3.28         Absence of Certain Changes or Events.  Except as set forth on Schedule 3.28 or as disclosed in the Financial Statements, since December 31, 2006, there has not been any transaction or occurrence in which Seller has:

(a)           disposed of or permitted to lapse any rights to the use of any Intellectual Property or application therefor;

(b)           made any change in its accounting methods, principles or practices;

(c)           increased or newly granted any bonus, salary or other compensation to any officer or employee, or entered into any employment, severance or similar Contract with any officer or employee, other than in the ordinary course of business consistent with past practice;

(d)           sold, leased or otherwise disposed of any property or asset having a value of at least $50,000, other than sales of Inventories in the ordinary course of business;

(e)           cancelled or waived any claim or right of Seller having a value to Seller of more than $50,000; or

(f)            received any indication by any customer or supplier of Seller of an intention to discontinue or materially change the terms of its relationship with Seller where such relationship has had a value to Seller of more than $50,000 in revenues to Seller or $50,000 in purchases by Seller (as applicable) in either of the two (2) most recently completed fiscal years.

3.29         Brokers or Finders.  Neither Seller nor any Seller Member has incurred any obligation, contingent or otherwise, to pay any compensation to any broker, finder or agent with respect to, arising out of, or in any way related to the Contemplated Transactions for which the Buyer would become directly or indirectly liable.

3.30         Information Furnished.  Seller has made available to Buyer complete and correct copies of all agreements, documents, and other items listed on the Schedules to this Agreement and all books and records of Seller.  All documents, books and records provided to Buyer in connection with its due diligence investigation of Seller are true, accurate and complete in all material respects and do not omit any material information necessary to make the information provided in such documents and records not misleading.

3.31         Accuracy of Representations and Warranties.  No representation, warranty, statement, Schedule or information furnished by Seller and the Seller Members to Buyer in this Agreement or to be furnished in any Seller Closing Document contains (or will contain) any untrue statement of material fact or omits (or will omit) to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer acknowledges that Seller and the Seller Members are relying on the accuracy of the representations and warranties contained in this Article 4 and that such representations and warranties are given order to induce Seller and the Seller Members to enter into this Agreement and consummate the Contemplated Transactions.  Accordingly, Buyer represents and warrants to Seller and the Seller Members as follows:

4.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions to be consummated by it.

4.2           Authorization of Agreement.  The execution and delivery of this Agreement by Buyer and the performance of the Contemplated Transactions by Buyer have been duly authorized by all necessary corporate action by Buyer, and no other corporate action on the part of Buyer is necessary to authorize this Agreement or to consummate the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.  Upon their execution and delivery at Closing by Buyer, the Assignment and Assumption Agreement, Lease Assignment and other agreements and instruments to be executed and delivered by Buyer at Closing (the “Buyer Closing Documents”) shall constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, in each case except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

4.3           No Conflicts.  Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Closing Documents nor the consummation or performance of any of the Contemplated Transactions does or shall, directly or indirectly (with or without notice or lapse of time):

(a)           violate any provision of the articles of incorporation, bylaws or other governing documents of Buyer, or contravene any resolution adopted by the directors or shareholders of Buyer;

(b)           breach any Applicable Law or Order to which Buyer is subject or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Buyer is subject; or

(c)           breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Buyer is a party or by which Buyer is bound.

4.4           Notices and Consents.  Buyer is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (it being understood between the Parties that Seller (and not Buyer) shall be required to obtain any Consent required in order to preserve and maintain the rights of Seller (and, following the Closing, the rights of Buyer) under the Assigned Contracts and the Real Property Lease and under the Permits referred to on Schedule 3.25(b)).

4.5           Proceedings.  There is no pending Proceeding that has been commenced against and served upon Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s actual Knowledge, no such Proceeding has been threatened.

4.6           Brokers.  Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the Contemplated Transactions for which Seller or any Seller Member shall have any liability following the Closing.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1           Transfer of Permits and Agreements.  Seller will use its commercially reasonable efforts to assist Buyer to effect the assignment to Buyer of the Permits and Assigned Contracts.  However, the Assigned Contracts or Permits will not be deemed transferred or assigned to Buyer if the attempted transfer or assignment thereof would be ineffective or would constitute a breach of such contracts or rights.  To the extent any required consent or approval has not been obtained prior to Closing, Seller will use reasonable commercial efforts to obtain such approvals or consents, or new grants thereof, in favor of Buyer following the Closing.  For so long as an assignment is ineffective or in the event a new grant cannot be obtained, Seller hereby grants to Buyer, as of the Effective Time, an exclusive sublease or sublicense or other rights, as appropriate, under such Assigned Contracts and Permits as may be necessary or appropriate for Buyer to continue to conduct the Business as heretofore conducted.  Specifically with respect to the post-Closing assignment of the FCC licenses held by Seller, Buyer will be responsible for and will reimburse Seller for all filing fees and other reasonable out-of-pocket expenses related thereto, exclusive of legal fees, incurred by Seller to effect such assignment, including the cost of obtaining one or more new FCC licenses in the event the FCC refuses to allow such assignment, up to $2,000 in the aggregate; thereafter, all costs associated with obtaining such assignments or new licenses shall be borne by Seller.

5.2           Further Assurances.  Seller and Buyer shall cooperate reasonably with each other and with each other’s Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, as may be reasonably necessary or appropriate to carry out the intent of this Agreement and the Contemplated Transactions.  Notwithstanding the foregoing, no Party shall be required to pay or incur any cost or expense of any other Party not otherwise required by this Agreement in order to comply with the foregoing.

5.3           Announcements.  Seller and Buyer shall keep the existence of this Agreement, the terms and conditions hereof and the Contemplated Transactions confidential, and neither such Party shall, nor shall it permit any Affiliate or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however that the foregoing confidentiality and non-disclosure obligations shall not apply to any Party to the extent that (i) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (ii) disclosure of such information is required pursuant to Applicable Law (including the Securities Exchange Act of 1934 and the rules and policies of the New York Stock Exchange) or an order of any court of competent jurisdiction, (iii) disclosure of such information is reasonably necessary for such Party to enforce its rights under this Agreement or any other agreement or instrument delivered by or to such Party pursuant to this Agreement, or (iv) such information is already in the public domain other than as a result of a breach of this Section 5.3 or any other confidentiality or non-disclosure obligation owed to any Party by any Person (including any other Party).  To the extent that any public announcement of this Agreement, any of the provisions hereof or the Contemplated Transactions is required of any Party or any of such Party’s Affiliates by Applicable Law, Seller and Buyer shall cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement.  However, such requirement for cooperation shall not serve to delay any Party from making any such required public announcement within any specific time period mandated by Applicable Law or otherwise on a timely basis.

5.4           Confidentiality.

(a)           Seller and the Seller Members hereby acknowledge and agree that, through their ownership and/or management of the Purchased Assets and the Business, they have occupied positions of trust and confidence with respect to the Business and have had access to and become familiar with confidential and proprietary information relating to the Purchased Assets and the Business, including the following documents, materials and information (collectively the “Confidential Information”): (i) customer and supplier lists, target customer information, current and anticipated customer requirements, price lists, market studies and business plans; (ii) research and development plans, activities and results; (iii) Trade Secrets, Technology and other non-public Intellectual Property; (iv) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (v) employee training techniques and materials and personnel files; and (vi) environmental studies, reports, and analyses, and any related regulatory filings or submissions, including summaries, memoranda, reports, compilations or other derivations thereof.

(b)           Seller and the Seller Members hereby acknowledge and agree that the protection of the Confidential Information is necessary to protect and preserve the value of the Purchased Assets and the Business, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions.  Accordingly, subject to the provisions of Section 5.4(c), each of Seller and each Seller

Member hereby covenants and agrees, for itself/himself and its/his Affiliates and Representatives and its/his and their successors and permitted assigns, that, following the Closing, without the prior written consent of Buyer (which consent shall be at Buyer’s absolute discretion to give or withhold), Seller or such Seller Member shall not, nor shall it/he cause or permit any of its/his Affiliates or Representatives to, directly or indirectly, disclose to any Person or use for its/his own account or benefit or for the account or benefit of any other Person any Confidential Information.

(c)           The provisions of Section 5.4(b) shall not apply to (i) information that Seller or a Seller Member can demonstrate with reasonable evidence is generally known to, and available for use by, the public other than as a result of the breach of this Agreement or any other agreement by Seller, any Seller Member or any other Person pursuant to which Seller, such Seller Member or such other Person owes any duty of confidentiality to Buyer or previously owed any duty of confidentiality to Buyer, (ii) information that is required to be disclosed pursuant to Applicable Law or an Order, or (iii) disclosure by Seller or a Seller Member that is reasonably necessary for Seller or such Seller Member to exercise its rights or satisfy and perform its covenants and obligations under this Agreement or any of the Seller Closing Documents.  If Seller or a Seller Member becomes compelled by Applicable Law or any Order to disclose any Confidential Information, Seller or such Seller Member shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure.  If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller or such Seller Member shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller or such Seller Member shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.

(d)           The foregoing provisions of this Section 5.4 shall cease to apply if (i) Buyer is in material breach of this Agreement or the Promissory Note (including any payment provision hereof or thereof), as determined by a final, non-appealable judgment of a court of competent jurisdiction, and Buyer does not cure such breach within ten (10) days after such final determination is made, or (ii) Buyer files a petition in bankruptcy or is otherwise declared bankrupt by a court of competition jurisdiction and, in connection therewith, Buyer (or its estate in bankruptcy) elects not to perform or is declared unable to perform Buyer’s material obligations (including payment obligations) under this Agreement or the Promissory Note.  Further, the foregoing provisions of this Section 5.4 shall cease to apply to Chris Dulin (and only Chris Dulin) if (i) Buyer is in material breach of the Employment Agreement (including any payment provision hereof), as determined by a final, non-appealable judgment of a court of competent jurisdiction, and Buyer does not cure such breach within ten (10) days after such final determination is made, or (ii) Buyer files a petition in bankruptcy or is otherwise declared bankrupt by a court of competition jurisdiction and, in connection therewith, Buyer (or its estate in bankruptcy) elects not to perform or is declared unable to perform Buyer’s material obligations (including payment obligations) under the Employment Agreement.

5.5           Non-Competition; Non-Solicitation.  Seller and each Seller Member hereby covenants and agrees that, during the Protected Term, unless expressly permitted in writing by Buyer (which permission shall be at Buyer’s absolute discretion to give or withhold), none of Seller or any Seller Member shall, nor shall it/he cause, induce or encourage any Affiliate to, directly or indirectly, whether or not through the use of any interposed Person (excluding the ownership of less than two percent (2%) of the outstanding voting stock of any corporation whose common stock is listed on any national securities exchange or automated dealer quotation system, and then only if such ownership does not coincide with any board of directors, management, employment or consulting position with, or any other relationship affecting the operation or management of, such corporation):

(a)           own, invest in, finance, manage, control, operate, conduct, support, provide services, advice or other support to, participate in, enter into any partnership or joint venture with, engage in or be employed by or with, any Person, business or activity that competes with the Business (or any part thereof) anywhere in the Protected Territory;

(b)           call on or solicit any customer of the Business in the Protected Territory for purposes of diverting such customer to a competing business in the Protected Territory, or induce or encourage (or attempt to induce or encourage) any customer, vendor, supplier, licensor, licensee or other Person to cease conducting business with Buyer in the Protected Territory, or in any way interfere with the relationship between any such customer, supplier, licensee or other Person and Buyer; or

(c)           (i) induce or encourage (or attempt to induce or encourage) any employee of Buyer or any of its Affiliates (including any Employee) to leave the employ of Buyer, whether for purposes of employing or contracting any such employee in a competing business in the Protected Territory or for any other reason, or (ii) interfere in any way with the relationship between Buyer or any of its Affiliates and any such employee; provided, however, that the provisions of this Section 5.5(c) shall not apply to general solicitations or advertisements for employment made to the general public through newspapers, trade publications, radio or television broadcasts or internet postings.

5.6           Protected Term and Protected Territory Defined.  For purposes of this Agreement:

(a)           “Protected Term” means the term commencing on the Closing Date and terminating on the third (3rd) anniversary of the Closing Date, except that the Protected Term shall immediately terminate in the event Buyer materially breaches, or otherwise fails to materially perform in accordance with the terms of this Agreement, the Promissory Note or, solely with respect to W. Christopher Dulin’s covenants hereunder (and not the covenants hereunder of the other Seller Members), the Employment Agreement, and Buyer fails to cure such breach or fails to perform within thirty (30) days after its receipt of notice thereof from the affected party, whether it be Seller or a Seller Member, which notice shall state with specificity the nature of the claim for breach or failure to perform; and

(b)           “Protected Territory” means the United States of America.

5.7           Amendment of Provisions to Comply with Law.  Seller and the Seller Members hereby acknowledge and agree that the provisions of Sections 5.5 and 5.6 are reasonable with respect to duration, geographic area and scope of restriction.  In such regard, Seller and each of the Seller Members hereby covenants that it/he shall not, directly or indirectly, initiate, encourage or participate in any Proceeding or otherwise do or cause to be done any act or thing to cause any such provision to be terminated, cancelled, voided, nullified, reduced in scope or effect or otherwise declared unenforceable, provided that Buyer is not in material default of or otherwise fails to materially perform in accordance with its terms, this Agreement, the Employment Agreement (as to W. Christopher Dulin only) or the Promissory Note.  If, however, any provision of this Agreement is finally determined or declared by a Governmental Authority or arbitrator to be illegal, unenforceable, invalid, contrary to public policy, void or voidable under any Applicable Law, the applicable court or arbitrator shall have the authority to make an equitable adjustment to the provisions of Section 5.5 or 5.6 (as applicable) with the view to effecting, to the greatest extent possible, the original purpose and intent of the provisions of such Section, including, without limitation, the maximum durational, geographic restricted activity scope and other limitations permitted by Applicable Law.  In any event, the validity and enforceability of the remaining provisions of Sections 5.5 and 5.6 shall not be affected by any amendment contemplated by or made pursuant to this Section 5.7.

5.8           Injunctive Relief.  Seller and the Seller Members acknowledge and agree that (i) the provisions of Sections 5.3 through 5.6 are reasonable and necessary to protect the legitimate business interests of Buyer, (ii) any Breach by Seller or any Seller Member of any of its covenants contained in any of Sections 5.3 through 5.5 would result in irreparable injury to Buyer, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (iii) the remedies at law for any such breach would not be reasonable or adequate compensation to Buyer for such Breach.  Accordingly, notwithstanding any other provision of this Agreement, if Seller or any Seller Member, directly or indirectly, breaches any of its covenants or obligations under any of Sections 5.3 through 5.5, then, in addition to any other remedy which may be available to Buyer at law or in equity, Buyer shall be entitled to injunctive relief against the breaching Party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.  Buyer specifically acknowledges that Seller and/or the Seller Members shall not be bound by the terms of Section 5.5 in the event Buyer shall materially breach, or fail to materially perform in accordance with its terms, this Agreement, the Employment Agreement (as to W. Christopher Dulin only) or the Promissory Note.

5.9           Employees.

(a)           At the Closing, W. Christopher Dulin and Buyer shall enter into a three (3)-year employment agreement (the “Employment Agreement”), providing for Mr. Dulin to serve as the Wireless Products Development and Product Manager and, as long as the Business’ facility remains located in Pittsburgh, Pennsylvania, the Facilities Manager for the Business of Buyer.  The Employment Agreement shall contain customary provisions that are mutually acceptable to Buyer and Mr. Dulin.  Mr. Dulin’s employment shall be subject to his completion and passage of a drug test to the satisfaction of Buyer.

(b)           Subject to Buyer’s satisfaction with its due diligence review of the Employees, at or before the Closing, Buyer shall offer employment to all other Employees of Seller who complete and pass a drug test to the satisfaction of Buyer, and Seller shall terminate the employment of those who accept such employment by Buyer (the “Transferred Employees”).  Seller’s termination of its employment of such Employees shall be effective as of the Effective Time and Buyer’s commencement of its employment of such Employees shall be effective as of the Closing Date.  All such offers of employment by Buyer shall be at base salary or wage rates substantially equivalent to such Transferred Employees’ respective rates of pay in effect with Seller immediately before the Closing Date.  Buyer’s provision to each Transferred Employee of employee benefits, including, without limitation, bonuses, commissions, health care, 401(k) or other benefit plans, shall be commensurate with the benefits received by other employees of Buyer who are at the same or substantially similar level as such Transferred Employee, subject to changes that Buyer may make to its employee benefits plans from time to time.  Buyer shall use commercially reasonable efforts to credit all Transferred Employees with service with the Buyer for purposes of (i) vesting under 401(k) benefit plans of Buyer under which such Transferred Employees may be eligible to participate, and (ii) eligibility and vesting for vacation under benefit plans of Buyer under which the Transferred Employees may be eligible to participate.  Additionally, Buyer shall use commercially reasonable efforts to waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans of Buyer that such Transferred Employees are eligible to participate in after the Closing Date.

(c)           Seller shall be responsible for any pension, profit sharing, severance and/or other benefits or payments or benefits, including accrued vacation and sick time, sick pay, and other compensation, benefits, and perquisites of any Employees, incurred in connection with the termination of any Employees by Seller on or about the Closing Date or arising anytime on or before the Closing Date under any plan, arrangement, covenant or understanding of Seller.  Without limiting the generality of the foregoing, if Buyer does not offer employment to any Employee or if Buyer offers such employment but any Employee refuses to be employed by Buyer, Seller shall be solely liable for all costs of termination of such Employee’s employment, except as required by Applicable Law.

(d)           Seller shall take such action as is necessary to initiate termination of its 401(k) Benefit Plan pursuant to the provisions of such plan prior to Closing.  Buyer shall not sponsor or assume any Liability under any Benefit Plan of Seller.  Seller shall bear all responsibility for its Benefit Plans (except that Buyer shall assume responsibility for any group health plan continuation coverage or conversion coverage required under Section 601 of ERISA or Section 4980B of the Code or state or local Applicable Laws).  Seller shall take all necessary or reasonable steps to provide that all amounts accumulated in Seller’s 401(k) Benefit Plan are fully vested as of the Closing Date.  In accordance with the elections made pursuant to Section 401(a)(31) of the Code by the Transferred Employees and to the extent permissible under Applicable Law, Seller shall facilitate the rollover of assets held in the respective accounts of Transferred Employees from Sellers’ 401(k) Benefit Plan to Buyer’s 401(k) plan.

(e)           Seller and Buyer shall cooperate reasonably with each other to provide an orderly administrative transition to Buyer of the Transferred Employees following Closing, including the provision by Seller to Buyer of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each such Transferred Employee.  Seller and Buyer agree to utilize the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting, such that Seller shall be responsible for all reporting of wages and other compensation paid by it to Employees on or before the Closing Date (including furnishing and filing of Forms W-2 and W-3).

5.10         Change of Seller’s Name.  On or before the Closing Date, the Seller Members shall take all applicable limited liability company actions and shall cause Seller to file articles of amendment with the Pennsylvania Secretary of State to change Seller’s name to a name that does not include the words “Enrange” or any derivative or similar words, and, once received by the Seller Members, shall promptly deliver to Buyer evidence of the effective filing of such articles of amendment.  Following the Closing, neither Seller nor any Seller Member, nor any Affiliate thereof, shall conduct any business under the name “Enrange” or any confusingly similar name.

5.11         Seller’s Handling of Accounts Receivable.  To the extent that Seller receives any payment after the Effective Time in respect of any Account Receivable, Seller shall hold such payment for the account of Buyer and shall promptly forward such payment to Buyer together with details of the Account Receivable to which such payment applies.

ARTICLE 6
TAX MATTERS

6.1           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities in the manner set forth on Schedule 6.1.  Each of Seller, the Seller Members and Buyer (as applicable) hereby agrees to file their respective applicable Tax Returns, reports, and forms, including IRS Form 8594, in a manner consistent with such allocation, which shall be in accordance with Section 1060 of the Code, and neither Seller nor Buyer nor any Seller Member shall (i) take any position in any Tax Return, report, or form, including any amendment thereto, or (ii) reach any settlement or agreement in respect of any audit which is inconsistent with such allocation unless such inconsistency is mandated by Applicable Law.  If such inconsistency is mandated by Applicable Law, the Party taking such position shall provide prompt written notice to each other Party of such inconsistency and its effect on the Parties’ agreed upon allocation of the Purchase Price.

6.2           Cooperation With Tax Returns.  To the extent relevant to the Business or the Purchased Assets, each Party shall (i) provide the other with such reasonable assistance as may be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.  Notwithstanding the foregoing, no Party shall be required to pay or incur any cost or expense not otherwise required by this Agreement in order to comply with the foregoing.

6.3           Straddle Period Taxes.  In the case of any real or personal property Taxes or any similar ad valorem Taxes attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Seller and Buyer on a per diem basis, with Seller being liable for any period up to and including the Closing Date and Buyer being liable for any period commencing after the Closing Date.  The Party required by Applicable Law to pay any such Straddle Period Tax (the “Paying Party”), to the extent such payment exceeds the obligation of the Paying Party hereunder, shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) days’ of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.  The Party required by Applicable Law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by Applicable Law.

ARTICLE 7
SURVIVAL AND INDEMNIFICATION

7.1           Survival.  All representations, warranties, covenants and obligations of Seller, the Seller Members and Buyer contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to the provisions of Section 7.4.  The right of any Buyer Indemnified Person to indemnification by Seller and the Seller Members under this Article 7 for breach of representation, warranty or covenant by Seller and the Seller Members or for any other matter in respect of which indemnification is to be provided by Seller or any Seller Member under this Article 7 shall not be affected by any investigation (including any environmental investigation or assessment) conducted by Buyer or any of its Representatives, or any knowledge acquired (or capable of being acquired) by Buyer at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or any other matter.

7.2           Indemnification By Seller and the Seller Members.  Seller, including its successors or assigns, and each Seller Member, including (i) his successors and assigns, whether trusts, partnerships, other estate planning entities or individuals, to whom the Shareholder transfers a substantial portion of his assets during his lifetime, and (ii) his estate or any trust, partnership or other entity formed to hold his or his estate’s assets upon death, as applicable, hereby covenant and agree that, to the fullest extent permitted by Applicable Law, they shall defend, indemnify and hold harmless Buyer, its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) for, from and against any and all claims, Liabilities, obligations, losses, fines, penalties, costs, interest, amounts paid in settlement of claims, Proceedings, deficiencies or damages (whether absolute, accrued, conditional, or otherwise) including any out-of-pocket expenses and reasonable attorneys’ fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), whether or not involving a Third Party Claim against any Buyer Indemnitee, resulting from or arising out of the items listed below in subsections (a) - (e).  As between Seller and the Seller Members, collectively, such indemnity obligations shall be joint and several, and, as among the Seller Members, such indemnity obligations shall be several, with each Seller Member being liable for that portion of any indemnification claim equal to such Seller Member’s percentage ownership of Seller immediately prior to the Closing:

(a)           any breach of any representation or warranty made by Seller and/or the Seller Members in this Agreement or any Seller Closing Document;

(b)           any breach by Seller or any Seller Member of any of its covenants or obligations hereunder or under any Seller Closing Document;

(c)           any customer warranty or product liability claim in respect of products manufactured and/or sold by the Business before the Effective Time, including products included in the Inventories;

(d)           any failure by Seller to discharge the Retained Liabilities; and/or

(e)           any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller in connection with this Agreement or any of the Contemplated Transactions.

7.3           Indemnification by Buyer.  Buyer hereby covenants and agrees that, to the fullest extent permitted by Applicable Law, it shall defend, indemnify and hold harmless Seller and the Seller Members and their respective managers, officers, directors, employees and agents (collectively, the “Seller Indemnitees”) for, from and against, and to pay or reimburse the Seller Indemnitees for, any and all Losses, whether or not involving a Third Party Claim against any Seller Indemnitee, resulting from or arising out of:

(a)           any breach of any representation or warranty made by Buyer in this Agreement or any Buyer Closing Document;

(b)           any breach by Buyer of any of its covenants or obligations hereunder or under any Buyer Closing Document; and/or;

(c)           Buyer’s failure to discharge the Assumed Liabilities arising after the Closing Date; and/or

(d)           any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.

7.4           Timing of Indemnification Claims.  No Buyer Indemnitee shall be entitled to recover under an indemnification claim against Seller pursuant to Section 7.2(a), and no Seller Indemnitee shall be entitled to recover under an indemnification claim against Buyer pursuant to Section 7.3(a), unless such claiming Person has delivered to the applicable indemnifying Party written notice of such claim for indemnification within the following applicable claims period (each, a “Claims Period”):

(a)           with respect to any indemnification claim arising out of (i) the breach by Seller and the Seller Members or Buyer of any representation or warranty relating to such Party’s authority and/or ability to enter into this Agreement and consummate the Contemplated Transactions, (ii) the breach by Seller and the Seller Members of any representation or warranty regarding Seller’s title to the Purchased Assets and its ability to transfer the same to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, (iii) the breach by Seller and the Seller Members or Buyer of any representation or warranty regarding Tax matters, or (iv) any fraudulent act or willful misrepresentation by Seller, any of the Seller Members or Buyer with respect to this Agreement and/or the Contemplated Transactions, the Claims Period shall commence on the date of this Agreement and continue until the expiration of the limitation period applicable thereto under the applicable statute of limitations; and

(b)           with respect to any indemnification claim arising out of the breach by Seller or Buyer of any other representation, warranty, covenant or agreement in this Agreement or in any agreement, instrument or other document executed and delivered pursuant hereto, the Claims Period shall commence on the date of this Agreement and continue until the second (2nd) anniversary of the Closing Date.

Notwithstanding the foregoing, if prior to 5:00 p.m. (Wisconsin time) on the last day of the applicable Claims Period, the Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and such claim has not been finally resolved or disposed of as of such date, then such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

7.5           Third Party Claim Procedures.

(a)           Promptly after receipt by a Seller Indemnitee or a Buyer Indemnitee, as the case may be (an “Indemnitee”), of notice of the assertion of a Third-Party Claim against it, such Indemnitee shall give prompt notice to the Party obligated to indemnify such Indemnitee under Section 7.2 or 7.3, as the case may be (each, an “Indemnitor”) of the assertion of such Third-Party Claim, provided that the failure to so notify the Indemnitor shall not relieve the Indemnitor of any Liability that it may have to such Indemnitee, except to the extent that the defense of such Third-Party Claim was prejudiced by the Indemnitee’s failure to give such prompt notice.

(b)           If an Indemnitee gives notice to an Indemnitor pursuant to Section 7.5(a) of the assertion of a Third-Party Claim, the Indemnitor shall be entitled to participate in the defense of such Third-Party Claim (at its sole cost) and, subject to Section 7.5(c), to assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee.  After notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitor shall not, so long as it diligently conducts such defense, be liable to the Indemnitee under Section 7.2 or 7.3 (as applicable) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnitor assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnitor or shall be binding on the Indemnitee without the Indemnitee’s prior written consent (not to be unreasonably withheld), unless (A) there is no finding or admission of any violation of Applicable Law or of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor.  If notice is given by an Indemnitee to an Indemnitor of the assertion of any Third-Party Claim and the Indemnitor does not, within ten (10) Business Days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitee shall be entitled, to the Indemnitor’s exclusion and at the Indemnitor’s cost, to fully assume the defense of such Third Party Claim, and the Indemnitor shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnitee in respect thereof, subject, in the case of any such compromise or settlement, to the Indemnitor’s consent thereto, which shall not be unreasonably withheld.

(c)           Notwithstanding the foregoing provisions of this Section 7.5, the Indemnitee may require that the Indemnitor not assume or maintain control of, or actively participate in (in which case, the Indemnitor shall not assume, maintain control of or actively participate in) the defense of, a Third Party Claim against the Indemnitee if (i) the Indemnitor is also a Person against whom the Third-Party Claim is made and the Indemnitee determines in good faith that joint representation of the Indemnitor and Indemnitee would give rise to an actual or threatened conflict of interests, (ii) the Indemnitee requests, and the Indemnitor fails to provide, reasonable assurance to the Indemnitee of the Indemnitor’s financial capacity to defend such Third-Party Claim and to provide indemnification with respect thereto, or (iii) the Indemnitee determines in good faith that there is a reasonable probability that the Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement.  In any of these events, the Indemnitee may, by written notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnitor shall not be bound by any compromise or settlement of such Third-Party Claim for the purposes of this Agreement without its prior written consent (not to be unreasonably withheld) to such compromise or settlement.

(d)           With respect to any Third-Party Claim subject to indemnification under Section 7.2 or 7.3, (i) the Indemnitee(s) and the Indemnitor(s), as the case may be, shall keep the other(s) fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof, and (ii) Seller and Buyer agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)           With respect to any Third-Party Claim subject to indemnification under Section 7.2 or 7.3, Seller, the Seller Members and Buyer agree to cooperate in such a manner as to preserve to the greatest extent possible the confidentiality of all confidential and proprietary information of Seller, the Seller Members and Buyer and the attorney-client and work-product privileges as between Seller, the Seller Members and Buyer and their respective legal advisors.  In connection therewith, each of Seller, the Seller Members and Buyer agrees that (i) such Party shall use reasonable efforts in respect of any Third-Party Claim in which it assumes or participates in the defense to avoid production of confidential and proprietary information (consistent with Applicable Law and rules of procedure), and (ii) all communications between each such Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the greatest extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.6           Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Indemnitor, which notice shall set forth in reasonable detail the subject matter of the Third-Party Claim, the amount of the Third-Party Claim in question (to the extent known or estimable by the Indemnitee) and any other material or pertinent facts regarding the Third-Party Claim (to the extent known by the Indemnitee), and shall be paid promptly by the Indemnitor after such notice, together with satisfactory proof of Losses or other documents evidencing the basis of the Losses sought, are received by the Indemnitor.

7.7           Limitation on Indemnity Obligations.

(a)           Neither Seller nor any Seller Member shall be liable to any Buyer Indemnitee under Section 7.2(a) or 7.2(c) unless the aggregate amount of Losses with respect to all indemnification claims asserted against Seller and/or any Seller Member under such Sections exceeds $25,000 in the aggregate, in which case Seller and/or the Seller Members shall be liable to such Buyer Indemnitee(s) for all such amounts, including such initial $25,000, subject to the limitations set forth herein.

(b)           Notwithstanding any other provision of this Article 7, Seller and the Seller Members shall have no Liability with respect to indemnification claims by Buyer Indemnitees under Section 7.2(a) or 7.2(c) after Seller and the Seller Members have made payments to or on behalf of Buyer Indemnitees in respect of any and all indemnification claims under Sections 7.2(a) and 7.2(c) that, in the aggregate, are equal to the Purchase Price actually paid by Buyer and received by Seller (the “Claims Cap”); provided, however, that no Seller Member shall have any liability with respect to any indemnification claim by Buyer Indemnitees under such Sections after such Seller Member shall have made payments to or on behalf of Buyer Indemnitees in respect of any and all such indemnification claims that, in the aggregate, are equal to that portion of the Purchase Price actually paid by Buyer to Seller and received by such Seller Member; provided, further, that such limitations shall not apply to (i) any claim made under Section 7.2(a) in respect of any breach of representation or warranty by Seller and the Seller Members under any of Section 3.1 (Organization and Authority of Seller), Section 3.2 (Authorization of Agreement), Section 3.3 (No Conflicts), Section 3.9 (Title to Purchased Assets; Encumbrances), Section 3.24 (Taxes), Section 3.26 (Environmental Matters), or Section 3.29 (Brokers and Finders), or (ii) any claim made under Section 7.2(a) based on willful misrepresentation or fraud by Seller or any Seller Member.

(c)           Notwithstanding any other provision of this Article 7, Buyer shall have no Liability with respect to indemnification claims by Seller Indemnitees under Section 7.3(a) after Buyer has made payments to or on behalf of Seller Indemnitees in respect of any and all indemnification claims under Section 7.3(a) that, in the aggregate, are equal to the Claims Cap; provided, however that such limitation shall not apply to (i) any claim made under Section 7.3(a) in respect of any breach of representation or warranty by Buyer under any of Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.3 (No Conflicts), or Section 4.6 (Brokers and Finders), or (ii) any claim made under Section 7.3(a) based on willful misrepresentation or fraud by Buyer.

7.8           Insurance Policies.  In keeping with Seller’s and the Seller Members’ indemnification obligations under Section 7.2(c) regarding product warranty and product liability claims, each of Seller and Buyer shall have the right to obtain, and the other Party shall cooperate reasonably in obtaining, commercial general liability insurance for any warranty or product liability claims related to Seller’s products manufactured or sold on or before the Closing Date, with coverage of at least $1,000,000 aggregate and with no deductible or self-insured retention.  Buyer, on the one hand, and Seller and the Seller Members, on the other hand, shall split the cost of the insurance premiums for both such insurance policies.

7.9           Right of Set-Off.  If and to the extent an indemnification claim is made by a Buyer Indemnitee, in addition to any other remedies available to such Buyer Indemnitee at law or in equity, Buyer may set off the amount of any Losses covered by such claim against the Earnout Payments and payment on the Promissory Note.  To the extent Seller disputes any indemnification claim by a Buyer Indemnitee for which Buyer intends to exercise such set-off right, Buyer may withhold the applicable portion of such Earnout Payment or payment on the Promissory Note until such indemnification claim is settled by the Parties or otherwise definitely resolved by a court of competent jurisdiction.

7.10         Exclusive Remedy.  Except for equitable remedies expressly contemplated by this Agreement or in any action for common law fraud, the remedies provided in this Article 7 constitute the sole and exclusive remedies for recovery against an Indemnitor based upon this Agreement.

ARTICLE 8
MISCELLANEOUS

8.1           Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its Representatives.

8.2           Entire Agreement; Modification.  This Agreement (including the Schedules hereto) constitutes the entire and complete agreement among the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, commitments, communications, representations and understandings, both written and oral, among the Parties (or between any of them) with respect to the subject matter hereof.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of the Parties.

8.3           Severability.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Authority or arbitrator or under any Applicable Law, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.4           Notices.  All notices, requests, demands, claims and other communications required or permitted to be given or made hereunder must be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the next Business Day following being so sent, and (iv) if sent by electronic facsimile, once such notice or other communication is transmitted to the fax number specified below and the appropriate printed confirmation of transmission is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or sent by overnight delivery service in accordance with clause (iii) above:

(a)           If to Seller or the Seller Members, addressed to:

Enrange LLC

#5 Four Coins Drive

Canonsburg, PA 15317

Attn:  W. Christopher Dulin, President

Fax:  (724) 746-3379

with a copy (which shall not constitute valid delivery to Seller or the Seller Members) to:

Brenlove & Fuller, LLC

P.O. Box 36

401 Washington Avenue

Bridgeville, Pennsylvania 15017

Attn:  Todd A. Fuller

Fax:  (412) 257-8040

(b)           If to Buyer, addressed to:

Magnetek, Inc.

N49 W 13650 Campbell Drive

Menomonee Falls, WI 53051

Attn:  Jolene L. Shellman

Fax:  (262) 783-3509

with a copy (which shall not constitute valid delivery to Buyer) to:

Snell & Wilmer L.L.P.

One Arizona Center

400 E. Van Buren

Phoenix, Arizona 85004-2202

Fax:  (602) 382-6070

Attn:  Garth D. Stevens

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt.  Any Party may change its address or fax number for the receipt of notices, requests, demands, claims and other communications hereunder by giving each other Party notice of such change in the manner herein set forth.

8.5           Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Wisconsin without regard to conflicts-of-laws principles that would require the application of any other law.

8.6           Forum for Disputes.  Each Party hereby agrees to the exclusive jurisdiction of the state or federals courts within Waukesha County, Wisconsin with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 8.4, and service so made shall be deemed to be completed when received.  Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder.  Nothing in this Section 8.6 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 8.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE

CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.7           Headings; Interpretation.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.  Unless otherwise expressly indicated, any reference in this Agreement (including any Schedule hereto) to an “Article,” “Section,” “subsection,” “paragraph” or “subparagraph” followed by a number or letter or combination of the two shall be a reference to the particular Article, Section, subsection, paragraph or subparagraph of this Agreement bearing such number, letter or combination thereof.  The terms “hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph, subparagraph or other subdivision hereof or any Schedule, Exhibit or other attachment hereto. The terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”  Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender or neuter, as applicable.  Any reference in this Agreement to a particular statute, regulation or code (including any specific provision thereof) includes all regulations and rules thereunder, all amendments thereto in force from time to time (including amendments to provision references) and every Applicable Law in effect that supplements, replaces or supersedes such statute, regulation or code.

8.8           Assignments; Successors; No Third-Party Rights.  No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of each other Party.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except (i) as provided under Article 7 with respect to the indemnification of Indemnitees, and (ii) such rights as shall inure to a successor or permitted assign pursuant to this Section 8.8.

8.9           Waiver; Remedies Cumulative.  The rights and remedies of the Parties hereunder are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Applicable Law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless made in writing and signed by each other Party, (ii) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.10         Joint Preparation.  This Agreement and each agreement or instrument entered into by the Parties pursuant to the provisions hereof shall be considered for all purposes as having been prepared through the joint efforts of the Parties.  No presumption shall apply in favor of any Party in the interpretation of this Agreement or any such other agreement or instrument or in the resolution of any ambiguity of any provision hereof or thereof based on the preparation, substitution, submission or other event of negotiation, drafting or execution hereof or thereof.

8.11         Dates and Times.  Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement.  All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided.  Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Wisconsin time) on the last day of the applicable time period provided for herein.  If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.

8.12         Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

Seller:		Buyer:

ENRANGE LLC, a Pennsylvania		MAGNETEK, INC., a Delaware
limited liability company		corporation

By:	/s/ W. Christopher Dulin	By:	/s/ Peter M. McCormick
Name: W. Christopher Dulin			Peter M. McCormick
Its:	President		Executive Vice President and
Chief Operating Officer

Seller Members:

/s/ W. Christopher Dulin
W. CHRISTOPHER DULIN

/s/ William Gibson
WILLIAM GIBSON

/s/ David Ashburn
DAVID ASHBURN